UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

April 17, 2007
(Date of earliest event reported)

TELKONET, INC.
(Exact Name of Registrant as Specified in Its Charter)

Utah
(State or Other Jurisdiction of Incorporation)

000-27305	87-0627421
(Commission File No.)	(I.R.S. Employer Identification No.)

20374 Seneca Meadows Parkway, Germantown, Maryland 20876
(Address of Principal Executive Offices)

(240)-912-1800
(Registrant's Telephone Number)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On April 17, 2007, Telkonet, Inc. (the “Company”) received notification from the American Stock Exchange (“AMEX”) that the Company is not in compliance with Section 120 and Section 121(A) of the AMEX Company Guide. Specifically, AMEX has taken the position that certain of the Company’s related party transactions were not reviewed by the Company’s Audit Committee or a comparable body of its Board of Directors as required by Section 120 and the Company does not have a sufficient number of independent directors such that a majority of its board of directors is deemed to be “independent” as such term is defined in the AMEX Company Guide.

Although the Company reasonably believes that it meets the AMEX continued listing standards and provided AMEX with a written analysis to support this belief, AMEX has declined to adopt the Company’s position and has instructed the Company to submit a plan of compliance no later than May 1, 2007 advising AMEX of the action it has taken, or will take, to bring the Company into compliance with Sections 120 and 121(A) of the AMEX Company Guide.

Immediately following receipt of AMEX’s letter, in connection with formulating the Company’s plan of compliance, the Company’s Chief Executive Officer and Chairman of the Board of Directors commenced a search for a new independent board member. On April 23, 2007, a new independent director was appointed to the Company’s Board of Directors as described in greater detail under Item 5.02 below. In addition to electing a new independent director, the Company’s Board of Directors unanimously adopted a formal procedure pursuant to which it will refer all proposed related party transactions directly to the Company’s Audit Committee for review, consideration and approval.

The Company has issued the press release attached to this Form 8-K as Exhibit 99 in accordance with its obligations under Section 402 of the AMEX Company Guide.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 23, 2007, the Board of Directors held a meeting at which Stephen L. Sadle, the Company’s Senior Vice President and a non-independent board member, resigned and Anthony J. Paoni was elected to fill the board seat vacated by Mr. Sadle. The Board of Directors has determined that Mr. Paoni is “independent” as defined in the AMEX Company Guide.

Anthony J. Paoni has been a faculty member at Northwestern University’s Kellogg School of Management since 1996. Previously, he spent 28 years in the information technology industry with market leading organizations that provided computer hardware, software and consulting services.

For the first 15 years of his career Professor Paoni managed sales and marketing organizations and in the later stages of his career he moved into general management positions starting with PANSOPHIC Systems Incorporated. This Lisle, Illinois based firm was the world’s fifth largest international software company prior to its acquisition by Computer Associates, Incorporated. Subsequently, he became chief operating officer of Cross Access, a venture capital funded software firm that provided industry-leading solutions to the heterogeneous database connectivity market segment. In addition, he has been president of two wholly-owned U.S. subsidiaries of Ricardo Consulting, a U.K.-based international engineering consulting firm focused on computer based automotive powertrain design. Prior to joining the Kellogg faculty, Professor Paoni was chief executive officer of Eolas, an Internet software company with patent pending Web technology - one of the key technology drivers responsible for the rapid adoption of the Internet platform.

Professor Paoni has been invited to speak at over 200 conferences. He is on the Board of Directors of Chamberlain Group (a subsidiary of Duchossois Industries) the world’s largest of manufacturer of door access systems. He serves on the Advisory Board Elite Labor Services and he is Chairman of the Executive Committee of XL TechGroup (www.xltg.com). From 1996 to 2006, Professor Paoni held directorships with CompuCom Systems (NASDAQ: CMPC), USF Corporation (NASDAQ: USFC), and served as Chairman of Arizona Technology Enterprises, the technology commercialization company at Arizona State University. Professor Paoni was appointed to Chicago Mayor Richard M. Daley’s Technology Advisory Board in 1999. In 1998 he was appointed as a Strategic Advisor to the US Navy for the CVX nuclear carrier program. He is also a fellow in the Diamond Exchange Network, which consists of thought leaders from academia and private industry.

In addition to teaching at the Kellogg School, Professor Paoni is a visiting faculty member at Arizona State University, WP Carey School of Business; Hong Kong University of Science and Technology, Graduate School of Business; Wissenschaftliche Hochschule für Untemehmensführung (WHU), Otto Beisheim Graduate School of Management, Germany; and The Sasin Graduate School of Business Administration, Chulalongkom University, Thailand. Professor Paoni obtained his BS in Mechanical Engineering in 1968 from Rochester Institute of Technology and his MBA in 1992 from the Kellogg School of Management, Northwestern University.

Item 9.01. Financial Statements and Exhibits.

(a)	Financial statements of Business Acquired.

None.

(b)	Pro forma financial information.

None.

(c)	Shell Company Transactions.

None.

(d)	Exhibits.

99	Press Release, dated April 23, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TELKONET, INC.

Date: April 23, 2007	By:	/s/ Ronald W. Pickett

Ronald W. Pickett Chief Executive Officer